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                                                                   EXHIBIT 10.43


                              EMPLOYMENT AGREEMENT


                  AGREEMENT, made as of October 8, 1999 by and between MEDCATH INCORPORATED a North Carolina corporation (the "Company") and JAMES HARRIS ("Executive").

                                    RECITALS

                  In order to induce Executive to serve as the Chief Financial Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

                  Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

                  It is therefore hereby agreed by and between the parties as follows:

                  1.       Employment.

                  1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Chief Financial Officer. In his capacity as the Chief Financial Officer of the Company, Executive shall report to the Chief Executive Officer ("CEO") of the Company and shall have the customary powers, responsibilities and authorities of a Chief Financial Officer for corporations of the size and character of the Company, as it exists from time to time, and as are assigned by the CEO.

                  1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment with the Company commencing on a date to be agreed upon by Executive and the Company which shall be no later than January 31, 2000 (the "Commencement Date") and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position,
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as the CEO shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the board of directors of the Company (the "Board") may reasonably from time to time impose.

                  1.3 Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity or, without prior notice to the Board and subject to Section 13(b) hereof, from serving as a member of boards of directors or as a trustee of any other corporation, association or entity.

                  2. Term of Employment. Executive's term of employment under this Agreement shall commence on the Commencement Date and, subject to the terms hereof, shall terminate on the earlier of the fourth anniversary of the Commencement Date (the "Termination Date") or (ii) termination of Executive's employment pursuant to this Agreement; provided, however, that, unless earlier terminated as a result of Executive's termination of employment, this Agreement shall automatically renew for one additional year following the Termination Date unless, at least 90 days prior to the Termination Date, Executive provides written notice to the Company of his intention not to continue his employment with the Company for such additional year; provided, further, that (A) any other termination of employment by Executive (other than for death, Permanent Disability or Good Reason) may only be made upon 90 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company and (B) any termination of employment by the Company for any reason may only be made upon 30 days prior written notice to Executive.

                  3.       Compensation.

                  3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $225,000 per annum for the year commencing on the beginning of Executive's term


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of employment hereunder. Base Salary shall be adjusted annually at the discretion of the Board but in no event shall Base Salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company, as it exists from time to time, and, as increased, shall constitute "Base Salary" hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

                  3.2 Annual Bonus. In addition to his Base Salary, the Company shall pay to Executive an annual cash bonus (the "Bonus") during the term of his employment hereunder equal to a percentage of Executive's Base Salary (the "Target Bonus"). The Bonus for each fiscal year of the Company will be tied to either the Company's earnings per share as reported in its annual financial statements excluding any extraordinary or nonrecurring items set forth therein (the "EPS") and the annual EPS target for that year (the "EPS Target"), or such other applicable performance targets as are established by the Board (or a committee thereof). On or before the beginning of each fiscal year, the Board (or a committee thereof) shall establish an EPS Target or other applicable performance target (the "Target") for that year. At the end of each fiscal year, Executive shall be paid a Target Bonus based upon the following formula:

                           If the Company's actual performance results
                  equal 80% of the Target or greater (e.g., actual EPS is 80% of the EPS Target or greater) (the comparative percentage of the actual performance results to the Target is referred to herein as the "Bonus Growth Percentage"), then Executive's Target Bonus shall be the Bonus Growth Percentage multiplied by 50% of Executive's Base Salary for the fiscal year then ended, subject to a maximum Bonus Growth Percentage of 120%. If the Bonus Growth Percentage is less than 80%, no Bonus will be earned or paid.

                  3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company from time to time, which compensation plans and programs are intended to be comparable to those currently maintained by the Company, in which other senior executives of the Company participate on terms that are intended to be comparable to those applicable to such other senior executives.


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                  4.       Employee Benefits.

                  4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide employee during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company from time to time and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives and which employee pension and welfare benefit programs, plans and practices that are intended to be comparable to those currently maintained by the Company.

                  4.2 Vacation and Fringe Benefits. Executive shall be entitled to 22 business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with his position with the Company.

                  5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

                  6.       Termination of Employment.

                  6.1 Termination By the Company Without Cause or By Executive for Good Reason. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company without Cause (as defined in Section 6.4 hereof) (other than as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof)) or if Executive terminates his employment for Good Reason (as defined in Section
6.1 (d) hereof) prior to the Termination Date, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section


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3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, in connection with such termination Executive shall be entitled to receive the following: (i) an amount equal to (A) one times the Executive's Base Salary, provided that (B) if such termination occurs at the time of and in connection with a Change of Control (as defined in Executive's Non-Qualified Stock Option Agreement dated as of the date hereof) which Change of Control occurs after the first anniversary of the date hereof, then an amount equal to two times the Executive's Base Salary, in either case at the annual rate as of the date of termination under this Section 6.1(a), payable over the twelve month period following the Termination Date in substantially equal installment payments and in accordance with the normal payroll practices of the Company; (ii) a cash lump sum payment in respect of (x) accrued but unused vacation days (the "Vacation Payment"), (y) compensation earned but not yet paid (including any awarded but deferred Bonus payments) (the "Compensation Payment") and (z) reasonable expenses incurred under Section 5 but not yet reimbursed (the "Expense Payment"); and (iii) continued coverage under any employee medical, disability and life insurance plans in accordance with the respective terms thereof for a period ending on the earlier of (A) 12 months after the date of termination under this Section 6.1(a) or (B) the date on which the Executive becomes covered under comparable benefit plans of a new employer.

                  (b) The Vacation Payment, the Compensation Payment, and the Expense Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

                  (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                  (i) A substantial reduction by the Company of Executive's duties or responsibilities, other than (x) as approved by the current CEO of the Company (namely, Stephen R. Puckett) and (y) in connection with the termination of Executive's employment by the Company for Cause, by Executive without Good Reason or as a result of Permanent Disability or Executive's death;


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                  (ii)     A reduction by the Company in Executive's Base Salary
         or an amendment to the terms of the bonus plan in effect for senior executives and in which Executive participates on the date hereof which would adversely effect the ability of Executive to receive a Bonus (except that the establishment of the EPS or other performance targets to be set by the Board annually shall be deemed not to constitute such an amendment);

                  (iii) A reduction or elimination of Executive's eligibility to participate in any of the Company's employee benefit plans that is inconsistent with the eligibility of similarly situated executives of the Company to participate therein; or

                  (iv) Any relocation to a primary workplace that is more than fifty (50) miles from the Executive's workplace in effect as of the date of this Agreement.

                  (d) With respect to (i) the payments Executive could receive under this Section 6.1 and (ii) the provisions of the options for capital stock of the Company granted as of the date of this Agreement (whether as new or replacement options), the Company represents that it has received from Welsh, Carson, Anderson & Stowe VII, L.P. and MedCath 1998 L.L.C. (holders of more than 75% of all outstanding shares of capital stock of the Company and its parent entities), after adequate disclosure, stockholder approval in a separate vote to make such payments and provide for such acceleration, both of which are made on the terms of the agreements presented to such stockholders.

                  6.2 Permanent Disability. If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

                  (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

                  (ii) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;


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                  (iii)    the Vacation Payment, the Compensation Payment, and
         the Expense Payment; and

                  (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs.

                  6.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

                  (i) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

                  (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

                  (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and

                  (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

                  6.4 Termination By the Company for Cause or By Executive without Good Reason. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive without Good Reason (other than as a result of the Executive's Permanent Disability or death), prior to the Termination Date, notwithstanding any other provision in this Agreement, the Executive shall be entitled only to the Compensation Payment, the Vacation Payment, and the Expense Payment, and shall not be entitled to any


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further compensation or benefits hereunder including, without limitation, the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs.

                  (b)      As used herein, the term "Cause" shall be limited to
(i) willful misconduct by Executive involving dishonesty or breach of trust in connection with his employment which results in a demonstrable injury (which is other than de minimis or insignificant) to the Company, (ii) willful and continued failure by Executive to perform his material duties with respect to the Company or its subsidiaries, which failure continues beyond 10 days after a written demand for substantial performance of such duties was given to Executive by the Company, or (iii) the Executive's conviction of, or plea of nolo contendere to, a felony. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of written notice that, in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iii) above and specifying the particulars thereof.

                  7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

                  8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                           MedCath Incorporated
                           7621 Little Avenue
                           Suite 106
                           Charlotte, North Carolina 28226
                           Attention:  President


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                  with a copy to:

                           MedCath Incorporated
                           c/o Kohlberg Kravis
                             Roberts & Co.
                           2800 Sand Hill Road
                           Suite 200
                           Menlo Park, California 94025
                           (Attn:  Edward A. Gilhuly)

                  with a copy to:

                           Alvin H. Brown, Esq.
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017

                  with a copy to:

                           Hal A. Levinson, Esq.
                           Moore & Van Allen, PLLC
                           100 N. Tryon Street, Floor 47
                           Charlotte, North Carolina  28202-4003

                  To Executive:

                           James Harris
                           2123 Roswell Avenue
                           Charlotte, North Carolina  28207

Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

                  9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each


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party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

                  10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

                  11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

                  12. Nondisclosure of Confidential Information; Non-Competition. (a) At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this
Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, its parent corporations, Kohlberg Kravis Roberts & Co., Welsh, Carson, Anderson & Stowe VII, L.P., or their respective affiliates as in existence as of the date of Executive's termination of employment (collectively, the "Restricted Group") that, in any case, is not


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otherwise available to the public (other than by Executive's breach of the terms hereof). Confidential Information further includes without limitation customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and trade secrets.

         Executive agrees that both while employed by the Company and following termination of Executive's employment with the Company at any time in the future:

                  (i) Executive will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not communicated to, exposed to, available to, or taken by any unauthorized person and will personally use or disclose such information; and

                  (ii) Executive will exercise Executive's best efforts to assure the safekeeping of the Company's Confidential Information.

                  Upon termination of Executive's employment with the Company, Executive agrees to immediately return to the Company all Confidential Information and other Company property, including without limitation all originals, copies, computer data, or other records or information. It is understood and agreed that Confidential Information and other property of the Company shall remain at all times the property of the Company.

                  (b) Non-Competition Agreement. Recognizing the fact that Executive will be given or have access to the Confidential Information described in this Section 12 above, and that the Executive owes a duty of full loyalty to the Company and it's name, reputation and operational interests, Executive agrees that during the period of Executive's employment with the Company, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business.

                  Executive further agrees that in the event that Executive's employment with the Company is terminated for any reason by either party, for a period of one (1) year from the


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date of termination of employment, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business which is located or operates within fifty (50) miles of:

                  (i) any one of the Company's or its affiliates' facilities or a location where the Company or one of its affiliates has provided services during the term of Executive's employment with the Company, or

                  (ii) any location where the Company was actively developing a facility or service before the termination of Executive's employment with the Company.

                  For purposes of this Section 12, "Competitive Business" shall be defined as a hospital or any other health care employer, facility, or service providing material amounts of cardiology related facilities or services.

                  (c) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

                  13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may


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change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                  14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including the provisions of Section 13 herein. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

                  15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.

                  16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive other than the agreements referred to in Section 7 hereof.

                  17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.


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                  18.      Counterparts. This Agreement may be executed in two
or more counterparts, each of which will be deemed an original.


                                     MEDCATH INCORPORATED



                                     By           /s/ Stephen R. Puckett
                                        ---------------------------------------
                                        Name:
                                        Title:



                                        /s/ James E. Harris
                                     ------------------------------------------
                                        James Harris


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